Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

By and Between

ONCONOVA THERAPEUTICS, INC.

and

HANX BIOPHARMACEUTICALS, INC.

Dated as of May 10, 2019

ONCONOVA THERAPEUTICS, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2019 (the “Signing Date”), by and between Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), and HanX Biopharmaceuticals, Inc., a limited liability company established under the laws of the People’s Republic of China (the “Purchaser”).

WHEREAS, the Company and the Purchaser are entering into that certain License and Collaboration Agreement of even date herewith (the “Collaboration Agreement”);

WHEREAS, the obligations of the Company in the Collaboration Agreement are conditioned upon the execution and delivery of this Agreement, pursuant to which the Purchaser will purchase from the Company a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the Closing Date (as defined herein), as provided for herein, on the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to purchase, and the Company desires to sell, in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act the Securities Act of 1933, as amended, the shares of Common Stock contemplated herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified below:

“Action” shall mean any action, cause or action, suit, prosecution, investigation, litigation, arbitration, hearing, order, claim, complaint or other proceeding (whether civil, criminal, administrative, investigative or informal) by or before any Governmental Authority or arbitrator.

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  For the purposes of this Agreement, in no event shall the Purchaser or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Purchaser or any of its Affiliates.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in New York, New York, generally are closed as a result of federal, state or local holiday.

“Closing” shall mean the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” shall mean the Trading Day on which all of the Transaction Agreements have been executed and delivered by the applicable parties thereto, the Purchaser has obtained the ODI Approvals for the Closing and completed the requisite currency conversion, and all conditions precedent to (i) the Purchasers’ obligations to pay the Aggregate Purchase Price and (ii) the Company’s obligations to deliver the Shares, in each case, have been satisfied or waived, but in no event later than sixty (60) days following the date hereof.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company SEC Documents” has the meaning set forth in Section 3.5.

“Consent” shall mean any approval, authorization, consent, license, franchise, Order, registration, notification, permit, certification, clearance, waiver or other confirmation of or by a Governmental Authority or other Person.

“Contract” shall mean, with respect to any Person, any written or oral agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Health Care Laws” has the meaning set forth in Section 3.29.

“Indebtedness” shall mean, with respect to any Person at any applicable time of determination, without duplication, (a) all liabilities and obligations for borrowed money, (b) all liabilities and obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all liabilities and obligations under or in respect of swaps, hedges or similar instruments, (d) all liabilities and obligations in respect of letters of credit and similar instruments, (e) all liabilities and obligations (contingent or otherwise) arising from or in respect of (i) deferred compensation arrangements, (ii) pension plans, or (iii) amounts payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such liabilities and obligations), (f) all guaranties in connection with any of the foregoing, and (g) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Knowledge” shall mean knowledge after reasonable investigation of the directors and officers of the Company, as such term is defined in Exchange Act Rule 16a-1(f).

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and ordinances of any Governmental Authority, including Health Care Laws.

“Leased Real Property” shall mean all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company pursuant to any Lease.

“Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company holds any Leased Real Property as tenant, sublease, licensee or concessionaire (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, is materially adverse to the business, financial condition, assets, liabilities, or results of operations (as disclosed in the most recent Company SEC Documents) of the Company and its Subsidiaries, taken as a whole, or on the performance by the Company of its obligations under the Transaction Agreements.

“Material Contract” shall mean any Contract entered into by the Company that is required to be disclosed as an exhibit to any filing made by the Company pursuant to the Exchange Act.

“Nasdaq” shall mean The Nasdaq Stock Market LLC.

“ODI Approvals” shall mean all the necessary approvals of, and registrations and filings with, the applicable Governmental Authorities of the People’s Republic of China, in connection with the outbound direct investment by the Purchaser in the Company contemplated by this Agreement and related currency exchange from Chinese renminbi into the United States dollars.

“Order” shall mean any assessment, award, decision, injunction, judgment, order, ruling, verdict or writ entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Permitted Liens” shall mean (a) mechanics’, materialman’s, workmens’, repairmens’, warehousemen’s, supplier’s, vendor’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties, (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure other statutory obligations, (e) easements, covenants, conditions and restrictions of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon as of the date of this Agreement, and (f) any zoning, or other governmentally established restrictions of encumbrances.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Price Per Share” shall mean a price per share of Common Stock equals to $4.83, which represents 125% of the average of the daily VWAPs for the Common Stock for each of the ten (10) consecutive Trading Days ending on (and including) the Trading Day immediately prior to March 21, 2019.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.1.

“Strategic Lock-Up Period” has the meaning set forth in Section 5.1.2(d).

“Subsidiaries” has the meaning set forth in Section 3.2.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Purchaser, the Company or any Affiliate of the Purchaser or the Company.

“Trading Day” shall mean a day on which the Trading Market is open for trading.

“Trading Market” shall mean The Nasdaq Capital Market, or any another exchange or over-the-counter quotation market on which Common Stock is principally listed or quoted on the relevant date.

“Transaction Agreements” shall mean this Agreement and the Collaboration Agreement.

“Transfer Agent” shall mean Wells Fargo Bank, N.A., or any successor transfer agent of the Company.

“VWAP” shall mean, with respect to the Common Stock on any Trading Day, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the page applicable to such security in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day.

2.                                      Closing, Delivery and Payment.

2.1                               Closing.  Subject to the terms and conditions of the Transaction Agreements, and in reliance on the representations, warranties, covenants and other agreements set forth therein, on the Closing Date, the Company hereby agrees to sell to the Purchaser, free and clear of all Liens, and the Purchaser agrees to purchase, 207,040 shares of Common Stock (the “Shares”), which represents the number of shares of Common Stock obtained by dividing an aggregate purchase price of One Million and Three Dollars and Twenty Cents ($1,000,003.20) (the “Aggregate Purchase Price”) by the Price Per Share.  The Closing shall take place remotely via the exchange of documents and signatures at 10:00 a.m., Eastern time, on the Closing Date.

2.2                               Delivery and Payment.  At the Closing, subject to the terms and conditions hereof, the Company will instruct the Transfer Agent to deliver to the Purchaser, via book entry to the applicable balance account registered in the name of the Purchaser or certificates in the name of the Purchaser, at the Purchaser’s sole election, the Shares, against payment of the Aggregate Purchase Price in U.S. dollars by wire transfer of immediately available funds to the order of the Company.

2.3                               Deliveries at Closing.

(a)                                 Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following items:

(i)                                    a legal opinion of the Company’s counsel, dated as of the Closing Date, in the form reasonably acceptable to the Purchaser;

(ii)                                a copy of the Company’s irrevocable instructions to the Transfer Agent instructing the Transfer Agent to (A) if physical certificates are to be delivered to the Purchaser, deliver, on an expedited basis, one or more stock certificates or (B) if physical certificates are not to be delivered to the Purchaser, make a book-entry record in accordance with the Transfer Agent Instructions, in each case free and clear of all restrictive and other legends (except as expressly provided in Section 5.1 hereof) and evidencing the evidencing the Shares registered in the name of the Purchaser;

(iii)                            a certificate, dated as of the Closing Date, signed by an authorized executive officer of the Company, confirming that the conditions to the Closing set forth in Section 6.1 have been satisfied;

(iv)                             a certificate of the Company’s Secretary certifying as to (A) the Company’s certificate of incorporation and bylaws and (B) the resolutions of the Board of Directors approving this Agreement and the transactions contemplated hereby;

(v)                                 evidence of the filing of a Listing of Additional Shares notification to The Nasdaq Stock Market LLC as it relates to the Shares; and

(vi)                             all such other documents, certificates and instruments as the Purchaser may reasonably request in order to give effect to the transactions contemplated hereby and by the other Transaction Agreements.

(b)                                 Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Company the Aggregate Purchase Price for the Shares, by wire transfer of immediately available funds to one or more accounts designated by the Company, such designation to be made no later than one (1) Business Day prior to the Closing Date.

3.                                      Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser on the date hereof and on the Closing Date that, except as set forth in the Company SEC Documents (as defined herein), and only to the extent such Company SEC Documents are specifically referenced in such representation or warranty, the following:

3.1                               Organization, Good Standing and Qualification.  The Company is an entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own or lease and use its properties and assets, to execute and deliver the Transaction Agreements, to carry out the provisions of the Transaction Agreements, to issue and sell the Shares and to carry on its business as presently conducted and as proposed to be conducted as described in the Company SEC Documents.  Each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority to carry on its business to own and use its properties.  Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any of the provisions of its respective articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement or other organizational or constitutive documents.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except to the extent any failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. The Company does not own or control, directly or indirectly any corporations, partnerships, limited liability partnerships, limited liability companies, associations or other entities.

3.2                               Subsidiaries. The Company has disclosed all of its subsidiaries required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K in an exhibit to its SEC Documents (the “Subsidiaries”).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued and are fully paid and, if applicable in the relevant jurisdiction, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

3.3                               Capitalization.

(a)                                 The authorized capital of the Company consists of 250,000,000 shares of Common Stock, 5,674,220 of which are issued and, 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding.

(b)                                 Except as set forth above and in the Company SEC Documents filed prior to the Signing Date, there are no outstanding options, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of its securities, including the Shares.  No Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights with respect to any securities of the Company or any of its Subsidiaries, including with respect to the issuance of Shares contemplated hereby.  Except as set forth in the Company SEC Documents filed prior to the Signing Date, there are no voting agreements, registration rights agreements or other agreements of any kind among the Company or any of its Subsidiaries and any other Person relating to the securities of the Company or any of its Subsidiaries, including the Shares.

(c)                                  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and were issued in compliance with all applicable Laws concerning the issuance of securities.  The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, (i) will be validly issued, fully paid and non-assessable, (ii) will not be subject to pre-emptive rights, and (iii) will be free and clear of all Liens.

(d)                                 Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person.

3.4                               Authorization; Binding Obligations.  All corporate action on the part of the Company, its directors and stockholders necessary for the authorization of the Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing, and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken, including the approval by the board of directors of the Company of a resolution to issue the Shares, a sufficient amount has been reserved from its authorized share capital to provide for the issuance of the Shares, and no action is required on the part of the Company, its board of directors, or its shareholders prior to the Closing for the consummation of the transactions contemplated by the Transaction Agreements.  Each of the Transaction Agreements has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

3.5                               Company SEC Documents; Financial Statements; NASDAQ; Indebtedness.

(a)                                 The Company has timely filed and submitted all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC pursuant to the Exchange Act and the Securities Act for the 12 full calendar months preceding the date hereof (collectively, the “Company SEC Documents”).  As of their respective filing or submission dates, as applicable, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and none of the Company SEC Documents is the subject of ongoing SEC review or outstanding investigation. The Company has never been an issuer subject to Rule 144(i) under the Securities Act and none of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b)                                 The financial statements of the Company included in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“U.S. GAAP”), except as may be otherwise specified in such financial statements or the notes thereto (and except that unaudited financial statements may not contain all footnotes required by U.S. GAAP), and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except (i) as set forth in the Company SEC Documents filed prior to the Signing Date or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents filed prior to the Signing Date, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(c)                                  The Common Stock is listed on The Nasdaq Capital Market, and the Company has taken no action designed to, or which would reasonably be expected to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Capital Market.  Other than as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries has received any notification regarding the termination of such listing by the SEC or Nasdaq, and the Company has no Knowledge that the SEC or Nasdaq is contemplating terminating such listing or registration.

(d)                                 As of the date hereof, (i) no events have occurred that are required to be disclosed on an item to Form 8-K that have not been so disclosed in a Company SEC Document and (ii) other than as disclosed in the Company SEC Documents filed prior to the Signing Date, the Company does not have any outstanding Indebtedness.

3.6                               Obligations to Related Parties.  Except as disclosed in the Company SEC Documents filed prior to the Signing Date, there are no obligations of the Company to members of the Board of Directors, executives, stockholders, Affiliates, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) for other standard employee benefits made generally available to all employees (including equity award agreements outstanding under any equity incentive plan approved by the Board of Directors).  Except as disclosed in the Company SEC Documents filed prior to the Signing Date, none of the members of the Board of Directors, Affiliates, executives, employees or, to the Company’s Knowledge, stockholders of the Company or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, other than passive investments in publicly-traded companies (representing less than three percent (3%) of such company) which may compete with the Company and investments by venture capital funds or similar institutional investors with which members of the Board of Directors may be affiliated.  Except as disclosed in the Company SEC Documents, no member of the Board of Directors, executive, Affiliate or, to the Company’s Knowledge, stockholder, or any member of their immediate families, is, directly or indirectly, (i) interested in any Material Contract with the Company (other than such contracts as relate to any such person’s ownership of Common Stock or other securities of the Company) or (ii) party to a transaction with the Company required to be disclosed in the Company SEC Documents under Item 404 of Regulation S-K that is not so disclosed.

3.7                               Compliance with Other Instruments.  Neither the Company nor any of its Subsidiaries is in violation or default of any term of its articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement, or other organizational or constitutive documents, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or Contract to which it is party or by which it is bound or of any Order, except for such violations or defaults as would not reasonably be expected to have a Material Adverse Effect.  The execution, delivery, and performance of and compliance with the Transaction Agreements, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, (i) conflict with or result in a violation in any material respect of the articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement, or other organizational or constitutive documents of the Company or any of its Subsidiaries, (ii) result in any violation of any Law or Order to which the Company, any of its Subsidiaries or any of their respective assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, or (C) require Consent under, any Contract to which the Company or any of its

Subsidiaries is a party, or (iv) result in the creation of any Lien upon any of the Company’s or any Subsidiary’s assets or capital stock, except in the case of any of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect. Neither the execution, delivery or performance of any Transaction Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby and thereby (including the issuance of the Shares) requires any Consent, other than (i) filings required under applicable U.S. federal and state securities Laws and (ii) the notification of the issuance and sale of the Shares to Nasdaq.

3.8                               Litigation.  There is no Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries intends to initiate.  There is no Order in effect against the Company or any of its Subsidiaries. There are no Actions that would be required to be disclosed in the Company SEC Documents under Item 103 of Regulation S-K that are not so disclosed.

3.9                               Compliance with Laws; Permits. The Company and its Subsidiaries are not, and since January 1, 2016 have not been, in violation in any material respect of any applicable Law (including any Health Care Law) in respect of the conduct of its business or the ownership of its properties.  No Consents are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares, except such as have been duly and validly obtained or filed.  The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except for those the lack of which would reasonably be expected to have a Material Adverse Effect, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as currently planned to be conducted, the lack of which would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries engages in the design, fabrication, development, testing, production or manufacture of “critical technologies” within the meaning of Section 721(a)(6)(A)(i)-(v) of the United States Defense Production Act of 1950, as amended by the United States Foreign Investment Risk Review Modernization Act of 2018, 31 CFR 800.209(a)-(e), and 31 CFR §801.204(a)-(e).

3.10                        No General Solicitation; Private Placement.  Neither the Company nor any Person acting on the Company’s behalf has, directly or indirectly, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to the Transaction Agreements to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market.  The sale and issuance of the Shares hereunder does not contravene the rules and regulations of any Trading Market on which Common Stock is listed or quoted. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 4, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws.

3.11                        Investment Company.  The Company is not, and after giving effect to the transactions contemplated by the Transaction Agreements will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.12                        Sarbanes-Oxley; Internal Accounting Controls.  The Company is in compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.  The Company qualifies as a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and has taken advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies.  The Company has taken the exemption from auditor attestation on the effectiveness of its internal controls over financial reporting as permitted by SEC rules and regulations.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

3.13                        Absence of Changes. Except as set forth in the Company SEC Documents filed prior to the Signing Date, since the date of the latest audited financial statement included in the Company SEC Documents, (a) the Company and each of its Subsidiaries has conducted its business operations in the ordinary course of business consistent with past practice, (b) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole and (c) there has not occurred any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.14                        Tax Matters.  The Company and its Subsidiaries have filed all United States federal income tax returns that have been required to be filed and has paid all taxes shown thereon or otherwise assessed, which are due and payable, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its Subsidiaries have filed all other material tax returns that are required to have been filed by them pursuant to applicable state, local or foreign law, and has paid all taxes shown thereon or otherwise assessed, which are due and payable, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. Neither the Company nor its Subsidiaries have a material tax deficiency that has been or, to the Company’s knowledge, might be asserted or threatened against it.

3.15                        Property.  The Company and its Subsidiaries do not own any real property. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiary has the right to use or occupy the Leased Real Property under valid and binding leases and (b) the Company and each of its Subsidiary has good and valid title to, or a valid license to use or leasehold interest in, all of their respective material tangible assets, free and clear of all Liens (other than Permitted Liens).

3.16                        Employee Benefits Matters.  No “prohibited transaction” (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Code or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any employee benefit plan of the Company or any Subsidiary which could, singularly or in the aggregate, have a Material Adverse Effect.  Each employee benefit plan of the Company and its Subsidiaries is in compliance in all material respects with applicable law, including ERISA and the Code. Neither the Company and nor any Subsidiary has incurred, nor do the Company or any Subsidiary reasonably be expected to incur, liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in ERISA).  Each pension plan for which the Company and any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which could, singularly or in the aggregate, cause the loss of such qualification.

3.17                        Labor Matters.  No labor disturbance by the employees of the Company or any Subsidiary exists or, to the Knowledge of the Company, is imminent, and the Company has no Knowledge of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, manufacturers, customers or contractors, that could reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect.  The Company has no Knowledge that any key employee or significant group of employees of the Company or any Subsidiary plans to terminate employment with the Company or any Subsidiary

3.18                        Intellectual Property.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the Company SEC Documents and which the failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the patents, trademarks or copyrights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned within seven (7) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included or incorporated in the Company SEC Documents, a written notice of a claim or otherwise has any knowledge that the manufacture, use or sale of any of the

Company’s existing products, products in development, or services violate, infringe, or will when marketed violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.19                        Environmental Matters.  The Company and its Subsidiaries (a) are in material compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (b) have received and are in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, and (c) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants regulated under any Environmental Laws, except in each case as would not, singularly or in the aggregate, have a Material Adverse Effect.

3.20                        Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Agreements, any right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.  The Company agrees to indemnify the Purchaser for any claims, losses or expenses incurred by the Purchaser as a result of the representation in this Section 3.20 being untrue.

3.21                        Insurance.  Each of the Company and each Subsidiary carries, or is covered by, insurance provided by recognized, financially sound and reputable institutions with policies in such amounts and covering such risks as is adequate, in the judgment of management, for the conduct of its business.  The Company has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

3.22                        Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not in violation, default or breach under any of its Material Contracts.  All Material Contracts have been filed with the Company SEC Documents.

3.23                        Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation or the Laws of the State of Delaware that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

3.24                        Anti-Corruption and Anti-Bribery Laws.  Neither the Company, nor, any of its officers, directors or employees, nor to the Company’s Knowledge its agents, representatives, consultants, or other persons associated with or acting for or on behalf of the Company, has, directly or indirectly, in connection with the operation of their business: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case, in violation of any applicable anticorruption or anti-bribery Law, (b) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures, (d) established or maintained any unlawful fund of corporate monies or other properties, (e) created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing, or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-l, et seq., or any other applicable anti-corruption or anti-bribery Law.  For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

3.25                        Economic Sanctions. None of the Company or its directors, officers, employees or to the Company’s Knowledge its agents (i) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws or (ii) within the last five (5) years has done business in or with any Person that is the target of sanctions administered or enforced by the United States, including by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.  Within the past five (5) years, the Company has not made any voluntary disclosures to applicable Governmental Authorities under applicable economic sanctions Laws or applicable export control Laws and, to the Knowledge of the Company, the Company has not been the subject of any governmental investigation or inquiry regarding the compliance of the Company with such Laws, nor has the Company been assessed any fine or penalty in regard to compliance with such Laws. The Company will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any sanctions administered or enforced by such authorities.

3.26                        Accountants.  The Company’s independent registered public accounting firm is Ernst & Young LLP.  To the Company’s Knowledge, such accounting firm is a registered public accounting firm as required by the Exchange Act.

3.27                        Money Laundering.  The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

3.28                        FDA. The preclinical and clinical studies conducted by or, to the Company’s knowledge, on behalf of the Company that are described in, or the results of which are referred to in, the Company’s SEC Documents were and, if still pending, are being conducted in all material respects in accordance with applicable local, state and federal laws, rules and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations; each description of the results of such studies contained in the Company’s SEC Documents is accurate in all material respects and fairly presents the data derived from such studies, and the Company is not aware of any other studies the results of which the Company believes reasonably call into question the study results described or referred to in the Company’s SEC Documents; and except as disclosed in the Company’s SEC Documents, neither the Company nor any Subsidiary has received any written notices or other written correspondence from the Food and Drug Administration of the U.S. Department of Health and Human Services or any committee thereof or from any other U.S. or foreign government or drug or medical device regulatory agency having jurisdiction over the Company or any of its properties (collectively, the “Regulatory Agencies”) requiring the termination, suspension or material adverse modification of any clinical trials that are described or referred to in the Company’s SEC Documents; and the Company and the Subsidiaries have each operated and currently are in compliance with all applicable rules and regulations of the Regulatory Agencies except where the failure to be in compliance would not be expected reasonably to have a Material Adverse Effect.

3.29                        Health Care Laws. The Company and the Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable Health Care Laws except where failure to be in compliance would not be expected reasonably to have a Material Adverse Effect.  For purposes of this Agreement, “Health Care Laws” means:  (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), and the regulations promulgated thereunder; (ii) all applicable federal, state, local and foreign health care related fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Federal False Statements Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§  286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the exclusion laws (42 U.S.C. § 1320a-7), the Medicare statute (Title XVIII of the Social Security Act), and the Medicaid statute (Title XIX of the Social

Security Act) and the regulations promulgated pursuant to such statutes; (iii)  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder; (iv) the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the regulations promulgated thereunder; and (v) any and all other applicable health care laws and regulation applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, advertising, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development by the Company.  Neither the Company nor the Subsidiaries has received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority alleging that any product operation or activity is in material violation of any Health Care Laws, and, to the Company’s knowledge, no such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action is threatened.  Neither the Company nor the Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority.  Additionally, none of the Company or its Subsidiaries or any of their respective officers or directors or, to the Company’s knowledge, any of their respective employees  has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.  The Company and the Subsidiaries have filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by the Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission), except in each case, as would not reasonably be expected to have a Material Adverse Effect.

4.                                      Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as follows:

4.1                               Organization; Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Purchaser has all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

4.2                               Requisite Power and Authority.  The Purchaser has all necessary power and authority to execute and deliver the Transaction Agreements and to carry out their provisions.  All action on the Purchaser’s part required for the lawful execution and delivery of the Transaction Agreements has been taken.  Upon their execution and delivery, the Transaction Agreements will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and

(c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

4.3                               No Conflicts.  The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Purchaser do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Purchaser or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Purchaser’s organizational documents, except as would not impair or adversely affect the ability of the Purchaser to consummate the transactions contemplated pursuant to the Transaction Agreements and perform its obligations under the Transaction Agreements and except, in the case of subsections (a) and (b) as would not have a material adverse effect on the Purchaser.

4.4                               No Governmental Authority or Third Party Consents.  No Consent is required to be obtained by the Purchaser in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for the Shares, except such consents, approvals, authorizations, registrations or qualifications as may be required by the relevant Chinese Governmental Authorities, including the ODI Approvals.

4.5                               No Public Sale or Distribution.  The Purchaser is acquiring the Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Purchaser does not have a present arrangement to effect any distribution of the Shares to or through any Person; provided, however, that the Purchaser reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

4.6                               Investor Status.  At the time the Purchaser was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) in Regulation D or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  The Purchaser is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer.  The Purchaser is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.

4.7                               No General Solicitation.  The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.

4.8                               Experience of the Purchaser.  The Purchaser, either alone or together with its representatives has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  The Purchaser understands that it must bear the economic risk of this investment in the Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment

4.9                               Access to Information.  The Purchaser acknowledges that it has reviewed the Company SEC Documents and all other materials the Purchaser deemed necessary for the purpose of making an investment decision with respect to the Shares, and has been afforded:  (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Company’s business, management and financial affairs and terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information (including material non-public information) about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has evaluated the risks of investing in the Shares, understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for the Purchaser

4.10                        No Governmental Review.  The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

4.11                        Prohibited Transactions; Confidentiality.  Neither the Purchaser, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with the Purchaser, has engaged in any purchases or sales in the securities, including derivatives, of the Company (including, without limitation, any Short Sales (a “Prohibited Transaction”) involving any of the Company’s securities) since the time that the Purchaser was first contacted by the Company regarding an investment in the Company. The Purchaser covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with the Purchaser will engage, directly or indirectly, in any Prohibited Transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed.  “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.  The Purchaser has maintained the confidentiality of all disclosures made to it in connection with the transaction contemplates by the Transaction Agreements (including the existence and terms of the Transaction Agreements).

4.12                        Restricted Securities.  The Purchasers understand that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

4.13                        No Legal, Tax or Investment Advice.  The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.                                      Covenants and Agreements.

5.1                               Transfer Restrictions.

5.1.1                     Restricted Security Transfer Restrictions.

(a)                                 The Purchaser covenants that the Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws.  In connection with any transfer of Shares, other than pursuant to an effective registration statement or to Rule 144 (or an analogous successor thereto), the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.

(b)                                 The Purchaser agrees that certificates initially representing the Shares shall bear a restrictive legend (and, with respect to Shares held in book-entry form, the Transfer Agent will record such a legend or other notation on the share register of the Company) in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES

(c)                                  Removal of Legends.  The restrictive legend set forth in Section 5.1.1(b) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Transfer Agent in accordance with the Transfer Agent Instructions, at such time as Shares are being transferred, (i) if a registration statement covering the resale of the Shares is effective under the Securities Act, (ii) at the request of the holder (regardless of whether such Shares are then being resold), if the Shares are eligible for sale under Rule 144 (or an analogous successor thereto), or (iii) if the holder provides the Company with a legal opinion (and the documents upon which the legal opinion is based) to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the SEC) as contemplated by the last sentence of Section 5.1.1(a) hereof.  In connection with the legend removal event related to any Shares contemplated by the foregoing sentence, the Company will no later than two (2) Trading Days following the delivery by the Purchaser to the Company or the Transfer Agent (if delivery is made to the Transfer Agent a copy shall be contemporaneously delivered to the Company) of (i) a legended certificate representing such Shares (and, in the case of a requested transfer, endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect transfer), and (ii) an opinion of counsel only to the extent required by the last sentence of Section 5.1.1(a) hereof, direct the Transfer Agent to deliver to such Purchaser a certificate representing such Shares that is free from all restrictive and other legends.  Notwithstanding the foregoing, the Company shall direct the Transfer Agent to remove the transfer restrictions and legends applicable to the Shares and deliver to the Purchaser certificates representing the Shares free from all restrictive legends or other transfer restrictions upon: (y) the written request of the Purchaser, within two (2) Trading Days of such request, at such time as the Shares may be transferred without the requirement that the Company be in compliance with the public information requirements and without volume or manner-of-sale restrictions under Rule 144 (or an analogous successor thereto) or (z) if the holder provides the Company with a legal opinion (and the documents upon which the legal opinion is based) to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the SEC) as contemplated by the last sentence of Section 5.1.1(a) hereof. Certificates for Shares free from all restrictive legends may be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s primary broker with the Transfer Agent as directed by the Purchaser. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 5.1.1.

(d)                                 Acknowledgement. The Purchaser acknowledges its responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Shares or any interest therein without complying with the requirements of the Securities Act and any other applicable securities laws.).

5.1.2                     Market Standoff; Transfer Restrictions.

(a)                                 If and for so long as the Purchaser’s investment in the Shares is equal to or exceeds five percent (5%) of the Company’s then issued and outstanding Common Stock, the Purchaser hereby agrees to execute and promptly deliver to the Company a customary lock-up agreement restricting the disposition of the Shares as may be requested by the Company, or the managing underwriter(s) or placement agent(s), as the case may be, in connection with a public offering or private placement of the Company’s Common Stock; provided, that the Purchaser shall be in no way obligated to sign such a lock-up agreement unless, in connection with such financing, (i) the Company agrees in writing with the Purchaser not commence another public offering or private placement until any lock-up agreement executed by the Purchaser pursuant to this Section 5.1.2(a) is no longer effective, (ii) all of the Company’s executive officers and directors and beneficial owners of five (5%) or more of the Common Stock have first signed a lock-up agreement, and (iii) no such lock-up agreement signed by any of the executive officers, directors or beneficial owners of five (5%) or more of the Common Stock contains terms more favorable to the locked-up party than the lock-up agreement proposed to be signed by the Purchaser. The Company shall deliver the form of requested lock-up agreement to the Purchaser at least five (5) Trading Days prior to the closing of such financing event, but in no event sooner than the date that the Company, or the managing underwriter(s) or placement agent(s), as the case may be, solicit indications of interest from potential investors in such financing event.  In no event shall such lock-up agreement restrict the Purchaser for a period longer than ninety (90) days after the date of the final prospectus (if the financing event is a public offering) or the date of the purchase agreement (if the financing event is a private placement), as the case may be.  Any such lock-up agreement shall be drafted to terminate upon the earlier of (i)(A) the date the proposed financing is abandoned or (B) the date the underwriting agreement or the purchase agreement related to the financing event, as the case may be, is terminated and (ii) thirty (30) calendar days from the date such lock-up agreement was executed in the event the underwriting agreement or purchase agreement related to the financing, as the case may be, is not executed.  Notwithstanding the foregoing, following the expiration of the Strategic Lock-Up Period (as defined below), the Purchaser shall neither be restricted from selling shares pursuant to a lock-up signed pursuant to this Section 5.1.2(a) for a period that exceeds 90 days during any 360-day period nor shall a restricted period contained within a lock-up proposed to be executed by the Purchaser pursuant to this Section 5.1.2(a) be less than thirty (30) consecutive days in duration.

(b)                                 The Purchaser acknowledges that the Company shall impose stop-transfer instructions with respect to the Shares subject to the restriction set forth in Section 5.1.2(a) until the end of such “lock-up” period.

(c)                                  The Company acknowledges and agrees that, unless the Purchaser is required to sign a lock-up agreement pursuant to Section 5.1.2(a), the Company will not disclose its plans to conduct a financing event to the Purchaser that would, absent the Purchaser’s consent, cause the Purchaser to be in possession of material non-public information that would require the Purchaser to refrain from trading in the Common Stock.  If the Purchaser is required to sign a lock-up agreement pursuant to Section 5.1.2(a) and receives any notice from the Company regarding the Company’s plans to conduct a financing event as described in Section 5.1.2(a) above, the Purchaser agrees to treat such notice of the proposed financing event as material non-public information and refrain from trading in the Common Stock until the financing event is abandoned or completed and disclosed; provided, that, absent an agreement to the contrary with the Purchaser, within thirty (30) calendar days of such notice, the Company shall either inform the Purchaser in writing that it is no longer in possession of such material non-public information or cleanse the Purchaser of such material non-public information via publicly disclose of the material non-public information.

(d)                                 Except as otherwise permitted in this Agreement, until the 365th day following the Closing Date, the Purchaser will not transfer any of the Shares purchased hereunder for value without the Company’s consent (such 365-day period, the “Strategic Lock-Up Period”); provided, that the restrictions set forth in this Section 5.1.2(d) shall in no way prohibit transfers of the Company’s securities by the Purchaser (i) to any affiliate of the Purchaser, including to a corporation, member, partner, trust or other business entity that is a direct or indirect affiliate of the Purchaser, or to an investment fund or other entity that manages or directly or indirectly controls the Purchaser, (ii) as part of a distribution, transfer or distribution by the Purchaser to its stockholders, members, partners, beneficiaries (or the estates thereof) or its other equity holders, but, in either case (i) or (ii), only if the transferee agrees in writing to be bound to transfer restrictions consistent with this Section 5.1.2(d), (iii) to the Company, (iv) by operation of law, including pursuant to orders of a court or regulatory agency, or (v) pursuant to a tender offer made to all holders of Common Stock or bona fide merger, consolidation or transaction whereby all or substantially all of the Common Stock is acquired by a third-party (including, without limitation, the entering into of any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or other such securities in connection with such transaction, or vote any shares of Common Stock or other securities in favor of any such transaction).

5.2                               Furnishing of Information.  Until the date that the Purchaser may no longer holds Registrable Securities, the Company covenants to use its reasonable best efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 with respect to resales of the Shares under the Securities Act, at all times, to the extent required from time to time to enable the Purchaser to resell Shares without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 (if available with respect to resales of the Shares), as such rule may be amended from time to time or (B) any other rules or regulations now existing or hereafter adopted by the SEC.  The Company further covenants that it will take such further action as any holder of Shares may reasonably request to satisfy the provisions of this Section 5.2.

5.3                               Reservation of Shares.  The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to this Agreement in such amounts as may then be required to fulfill its obligation under this Agreement.

5.4                               Nasdaq Matters. The Company shall (a) take all actions which are necessary, including providing appropriate notice to Nasdaq of the transactions contemplated by this Agreement, for the Shares purchased at the Closing to remain listed on The Nasdaq Capital Market and (b) comply with all listing, reporting, filing, and other obligations under the rules of Nasdaq and of the SEC.

5.5                               Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof, promptly upon request of the Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Purchaser under applicable securities or “blue sky” laws of the states of the

United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

5.6                               Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party hereto in doing, all things reasonably necessary, proper or advisable to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated at the Closing:  (a) obtaining all necessary Consents and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (b) the defending of any Actions challenging this Agreement or any other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

5.7                               Non-Public Information.  Except as contemplated by the Collaboration Agreement, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide Purchaser or its agents or counsel with any information that constitutes material non-public information, unless prior thereto Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information.  The Company understands and confirms that Purchaser will be relying on the foregoing covenant in effecting transactions in securities of the Company.

5.8                               Securities Law Disclosure; Publicity.  No public release or announcement concerning the transactions contemplated hereby or by any other Transaction Agreement, including the public filing of any Transaction Agreement pursuant to applicable securities Laws, shall be issued by the Company or the Purchaser without the prior consent of the Company (in the case of a release or announcement by the Purchaser) or the Purchaser (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such public filing, release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchaser, as the case may be, shall allow the Purchaser or the Company, as applicable, reasonable time to comment on such public filing, release or announcement in advance of such filing or issuance and the disclosing party shall consider the other party’s comments in good faith.

5.9                               Integration.  The Purchaser acknowledges that the Company may issue additional shares of Common Stock after the date hereof; provided, however, that the Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the offer or sale of the Shares to be issued to the Purchaser hereunder (i) in a manner that would require the registration under the Securities Act of the sale of the Shares or (ii) for purposes of the rules and regulations of the Trading Market.

5.10                        Use of Proceeds.  The net proceeds received by the Company from the Closing shall be used for general corporate purposes at the direction of the Board of Directors.

5.11                        Registration Rights. The Company covenants and agrees as follows:

(a)                                 If the Purchaser holds Registrable Securities (as defined below) upon the expiration of the Strategic Lock-Up Period (the “Registration Deadline”) or, in either case, such earlier time as the Company in its sole discretion may agree in writing, or such later time as the Purchaser in its sole discretion may agree in writing, then the Company shall file a registration statement to register the resale of the applicable Unregistered Registrable Securities (as defined below) on a registration statement on Form S-3 (or such other form appropriate for such purpose if the Company does not meet the eligibility requirements for use of Form S-3) (a “Resale Registration Statement”) under the Securities Act and use reasonable best efforts to have such registration statement declared effective and maintain the effectiveness of such registration statement for a period ending on the date the Purchaser no longer holds Registrable Securities (as defined below).

(b)                                 The Company shall take reasonable best efforts to register all Unregistered Registrable Securities on Form S-3 if such form is available for use by the Company, provided that if Registrable Securities are registered for resale on Form S-1, the Company shall maintain the effectiveness of such registration statement then in effect until such time as a registration statement on Form S-3 registering the resale of the Registrable Securities has been declared effective by the SEC.

(c)                                  The Company shall use reasonable best efforts to have each Resale Registration Statement declared effective by the SEC as soon as practicable following a Filing Deadline, but in no event shall a Resale Registration Statement covering Unregistered Registrable Securities be declared effective by the SEC later than the earlier of (i) ten (10) Business Days after the SEC informs the Company that no review of such Resale Registration Statement will be made or that the SEC has no further comments on such Resale Registration Statement and (ii) the forty-fifth (45th) day after an applicable Registration Deadline (or the ninetieth (80th) day if the SEC reviews such Resale Registration Statement).  The Company shall notify the Purchaser by facsimile or e-mail as promptly as practicable, and in any event, within forty-eight (48) hours, after any Resale Registration Statement is declared effective and shall simultaneously provide the Purchaser with access to a copy of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(d)                                 All expenses, other than Selling Expenses (as defined below), incurred in connection with registrations, filings or qualifications pursuant to this Section 5.11, including all registration, filing and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, shall be borne and paid by the Company.  All Selling Expenses shall be borne by the Purchaser; or if there are other selling shareholders with shares being registered pursuant to such registration statement, then pro rata by the selling shareholders based on the number of shares sold by such selling shareholder in the offering.

(e)                                  For the purposes of this Section 5.11,

(i)                                    “Losses” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability.

(ii)                                “Registrable Securities” means, at any time, the Shares held by Purchaser including, without limitation, any Common Stock paid, issued or distributed in respect of any such Shares by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise, but excluding Common Stock acquired in the open market before or after the date hereof; provided, however, that the Shares will not be “Registrable Securities” (A) after such Shares have been sold pursuant to an effective registration statement or in compliance with Rule 144 or (B) when certificates evidencing all of the Shares issuable to the Purchaser under this Agreement have been so issued and the remaining Shares then held by the Purchaser have been reissued to the Purchaser without restrictive legends and are then free from any other restrictions on transfer.

(iii)                            “Selling Expenses” means the fees and disbursements of counsel for the Purchaser.

(iv)                             “Unregistered Registrable Securities” means any and all Registrable Securities outstanding at the Registration Deadline that have not been registered for resale pursuant to a then-effective registration statement filed with the Commission.

(f)                                   Indemnification.

(i)                                    To the extent permitted by law, the Company will indemnify and hold harmless the Purchaser, and the partners, members, officers and directors of the Purchaser and each Person, if any, who controls the Purchaser (collectively, “Purchaser Indemnified Parties”), against any Losses, arising out of and is based upon: (A) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company registering the resale of the Registrable Securities, including any preliminary prospectus or final prospectus contained therein, documents and filings incorporated by reference therein or any amendments or supplements thereto or (B) an omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable for any Losses arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Purchaser for use in any registration statement of the Company registering the resale of the Registrable Securities, including any preliminary prospectus or final prospectus contained therein, documents and filings incorporated by reference therein and any amendments or supplements thereto, provided, however, that the Company acknowledges and agrees that the only such written information furnished to the Company by the Purchaser for use in any such registration statement of the Company is the Purchaser’s information included in its beneficial ownership footnote and the amount of the Company’s securities beneficially owned by the Purchaser (but excluding percentages) (collectively, the “Purchaser Information”).

(ii)                                To the extent permitted by law, the Purchaser will indemnify and hold harmless the Company, its directors, officers, agents and employees and each person who “controls” the Company (collectively, “Company Indemnified Parties”), against any Losses, arising out of and is based upon: (A) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company registering the resale of the Registrable Securities, including any preliminary prospectus or final prospectus contained therein, documents and filings incorporated by reference therein and any amendments or supplements thereto or (B) an omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading; but only to the extent that such untrue statements or omissions or alleged untrue statements or omissions are based solely upon Purchaser Information.  In no event shall the liability of the Purchaser hereunder be in excess of the public offering price of all such Registrable Securities offered and sold by the Purchaser pursuant to such registration statement.

(iii)                            A Person from who indemnity is sought hereunder (an “Indemnifying Party”) will pay to a Person entitled to indemnity hereunder (an “Indemnified Party”) any legal or other reasonable and documented expenses incurred thereby in connection with investigating or defending any claim or proceeding from which Losses may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.11(f) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(g)                                 Promptly after receipt by the Indemnified Party under this Section 5.11 of notice of the commencement of any action (including any governmental action) for which an Indemnified Party may be entitled to indemnification hereunder, the Indemnified Party will, if a claim in respect thereof is to be made against the Indemnifying Party under this Section5.11, give the Indemnifying Party notice of the commencement thereof.  The Indemnifying Party shall have the right to participate in such action and, to the extent the Indemnifying Party so desires, and to assume the defense thereof with counsel mutually satisfactory to the Indemnified Parties; provided, however, that the Indemnified Parties shall have the right to retain one separate counsel for all such Indemnified Parties, with the reasonable and documented fees and expenses to be paid by the Indemnifying Party, if representation of the Indemnified Parties by the counsel retained by the Company would be inappropriate due to actual or potential conflict of interest between the Indemnified Parties and the Indemnifying Party.  The failure to give notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall relieve the Indemnifying Party of any liability to the Indemnified Parties under this Section 5.11, only to the extent that such failure materially prejudices the Indemnifying Party ability to defend such action.  The failure to give notice to the Indemnifying Party will not relieve it of any liability that it may have to the Indemnified Party otherwise than under this Section 5.11.

(h)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which contribution under the Securities Act may be required on the part of the Indemnified Parties, then such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Indemnifying

Party and each Indemnified Party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the Indemnifying Party and each Indemnified Party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the Indemnifying Party or by a Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Purchaser will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by the Purchaser pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(i)                                    The parties acknowledge that the provisions of Sections 5.11(e), (f), (g) and (h) hereof may be superseded by indemnification and contribution provisions included in an underwriting agreement, placement agency agreement or similar document that is executed by the Company and the Purchaser in connection with a public offering or private placement of securities, as the case may be.

6.                                      Conditions to Closing.

6.1                               Conditions to Purchaser’s Obligations at the Closing.  The Purchaser’s obligation to purchase the Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions (unless waived in writing by the Purchaser):

(a)                                 Representations and Warranties.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made on such date, except to the extent such representation and warranty is (i) specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date or (ii) already qualified by materiality, in which case it shall be true and correct as of such dates.

(b)                                 Performance of Obligations.  The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing Date.

(c)                                  Legal Investment.  The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)                                 No Orders.  No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)                                  Closing Deliverables.  The Company shall deliver or cause to be delivered to the Purchaser all items listed in Section 2.3(a).

(f)                                   Collaboration Agreement.  The Company shall have executed the Collaboration Agreement, the only remaining condition to the effectiveness of the Collaboration

Agreement shall be the Closing, the Effective Date (as such term is defined in the Collaboration Agreement) of the Collaboration Agreement shall have occurred, no breach by the Company of any term of or obligation under the Collaboration Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.

(g)                                 Consents, Permits, and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained, including the approval of the Board of Directors and the ODI Approvals.

(h)                                 Material Adverse Effect.  No Material Adverse Effect shall have occurred and be continuing.

(i)                                    The Company’s Nasdaq Listing.  The Company’s Common Stock shall continue to be listed on the Nasdaq Capital Market.

6.2                               Conditions to Company’s Obligations at the Closing.  The Company’s obligation to issue and sell Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions (unless waived in writing by the Company):

(a)                                 Representations and Warranties.  The representations and warranties in Section 4 made by the Purchaser shall be true and correct in all material respect as of the Closing Date.

(b)                                 Performance of Obligations.  The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Closing Date.

(c)                                  Legal Investment.  The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)                                 No Orders.  No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)                                  Closing Deliverables.  The Purchaser shall deliver or cause to be delivered to the Company all items listed in Section 2.3(b).

(f)                                   Collaboration Agreement.  The Purchaser shall have executed the Collaboration Agreement, the only remaining condition to the effectiveness of the Collaboration Agreement shall be the Closing, the Effective Date (as such term is defined in the Collaboration Agreement) of the Collaboration Agreement shall have occurred, no breach by the Purchaser of any term of or obligation under the Collaboration Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.

(g)                                 Consents, Permits, and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained.

7.                                      Miscellaneous.

7.1                               Termination.  This Agreement and the obligations of the parties hereunder:

(a)                                 may be terminated by the Company and the Purchaser, by providing mutual written consent to terminate;

(b)                                 may be terminated by the Company if (i) any of the representations and warranties of the Purchaser contained in Section 4 of this Agreement shall fail to be true and correct or (ii) there shall be a breach by the Purchaser of any covenant of the Purchaser in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.2, and (B) which is not curable or, if curable, is not cured upon the occurrence of the twentieth (20th) calendar day after written notice thereof is given by the Company to the Purchaser;

(c)                                  may be terminated by the Purchaser if (i) any of the representations and warranties of the Company contained in Section 3 of this Agreement shall fail to be true and correct or (ii) there shall be a breach by the Company of any covenant of the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.1, and (B) which is not curable or, if curable, is not cured upon the occurrence of the twentieth (20th) calendar day after written notice thereof is given by the Purchaser to the Company;

(d)                                 may be terminated by the Company or the Purchaser, upon notice to the other, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or who is not in compliance with its obligations under Section 5; and

(e)                                  will terminate automatically, upon termination of the Collaboration Agreement.

(f)                                   In the event of termination of this Agreement pursuant to Section 7.1 by either Purchaser or the Company, this Agreement will become void and have no further force or effect, without any liability or obligation of the Purchaser, other than (i) as set forth in this Section 7, which will survive any termination of this Agreement, and (ii) with respect to the covenants and agreements set forth in Section 5 hereof, which shall terminate in accordance with their terms.

7.2                               Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK (THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.3                               Survival.  The representations, warranties, covenants and agreements made herein shall survive the Closing.

7.4                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.  This Agreement may not be assigned by any party hereto without the consent of the other party, provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Purchaser or to any successor of the Purchaser as a result of a change of control of the Purchaser, provided that in the case of such assignment the Purchaser shall not be relieved of its obligations hereunder, or to any transferee to whom Shares are properly transferred after the Closing, pursuant to the terms of the Transaction Agreements.

7.5                               Entire Agreement.  This Agreement, the exhibits and schedules hereto, the other Transaction Agreements, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.6                               Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Upon such determination that any provision of this Agreement, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Purchaser as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby and the other Transaction Agreements are fulfilled to the greatest extent possible.

7.7                               Amendment.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Purchaser and the Company.  Any amendment effected in accordance with this Section 7.7 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any amendment not effected in accordance with this Section 7.7 shall be void and of no effect.

7.8                               Waivers; Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.  Any waiver effected in accordance with this Section 7.8 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any waiver not effected in accordance with this Section 7.8 shall be void and of no effect.

7.9                               Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by internationally recognized express courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), (c) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties), or (d) upon actual receipt by the party to whom such notice is required to be given (including to the electronic mail addresses listed below upon confirmation of receipt):

If to the Company:

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18940

Attention: General Counsel

Email: legal@onconova.us

If to the Purchaser:

HanX Biopharmaceuticals Inc.

Biolake B6, No.666 Gaoxing Road,

Eastlake Hi-Tech Zone, Wuhan 430074

Attn: Chief Executive Officer

Fax: +86 27 87531746

7.10                        Expenses.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

7.11                        Replacement of Shares.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares

7.12                        Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.13                        Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile, PDF or other electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

7.14                        Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.  The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  All exhibits attached hereto and all other attachments hereto are hereby incorporated herein by reference and made a part hereof.

7.15                        Third-Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

7.16                        No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:

ONCONOVA THERAPEUTICS, INC.

By:	/s/ Steven M. Fruchtman, M.D.
Name:	Steven M. Fruchtman, M.D.
Title:	President & CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Purchaser:

HANX BIOPHARMACEUTICALS, INC.

By:	/s/ Faming Zhang
Name:	Faming Zhang
Title:	CEO